Exhibit 4.2

KOTURA, INC.

SECOND AMENDED AND RESTATED
2003 STOCK PLAN

ORIGINALLY ADOPTED ON OCTOBER 27, 2003

AS AMENDED AND RESTATED ON OCTOBER 7, 2009 AND MAY 14, 2013

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(h)	Death of Optionee	5
(i)	Restrictions on Transfer of Shares and Minimum Vesting	5
(j)	Transferability of Options	5
(k)	Withholding Taxes	5
(l)	No Rights as a Shareholder	6
(m)	Modification, Extension and Assumption of Options	6

SECTION 8. PAYMENT FOR SHARES		6

(a)	General Rule	6
(b)	Surrender of Stock	6
(c)	Services Rendered	6
(d)	Promissory Note	6
(e)	Exercise/Sale	7
(f)	Exercise/Pledge	7

SECTION 9. ADJUSTMENT OF SHARES		7

(a)	General	7
(b)	Mergers and Consolidations	7
(c)	Reservation of Rights	8

SECTION 10. SECURITIES LAW REQUIREMENTS		9

(a)	General	9
(b)	Financial Reports	9

SECTION 11. NO RETENTION RIGHTS		9

SECTION 12. DURATION AND AMENDMENTS		9

(a)	Term of the Plan	9
(b)	Right to Amend or Terminate the Plan	9
(c)	Effect of Amendment or Termination	10

SECTION 13. SECTION 409A		10

SECTION 14. DEFINITIONS		10

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KOTURA, INC. SECOND AMENDED AND RESTATED 2003 STOCK PLAN

SECTION 1.  ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to offer selected persons an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company’s Stock.  The Plan provides both for the direct award or sale of Shares, for the grant of Options to purchase Shares and for the grant of Restricted Stock Units.  Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code.

The Plan amends and restates in its entirety the First Amended Plan.  Capitalized terms are defined in Section 13.

SECTION 2.  ADMINISTRATION.

(a)                                 Committees of the Board of Directors.  The Plan may be administered by one or more Committees.  Each Committee shall consist of one or more members of the Board of Directors who have been appointed by the Board of Directors.  Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it.  If no Committee has been appointed, the entire Board of Directors shall administer the Plan.  Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.

(b)                                 Authority of the Board of Directors.  Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan.  All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Purchasers, all Grantees, all Optionees and all persons deriving their rights from a Purchaser, Grantee or Optionee.

SECTION 3.  ELIGIBILITY.

(a)                                 General Rule.  Only Employees, Outside Directors and Consultants shall be eligible for the grant of Nonstatutory Options or Restricted Stock Units or the direct award or sale of Shares.  Only Employees shall be eligible for the grant of ISOs.

(b)                                 Ten-Percent Shareholders.  A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for designation as an Optionee with respect to an ISO unless (i) the Exercise Price of such ISO is at least 110% of the Fair Market Value of a Share on the date of grant, and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant.  For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 4.  STOCK SUBJECT TO PLAN.

(a)                                 Basic Limitation.  Not more than 9,230,000 Shares may be issued under the Plan (subject to Subsection (b) below and Section 9).  The number of Shares that are subject to Options, Restricted Stock Units or other rights outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan.  The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.  Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

(b)                                 Additional Shares.  In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan.  In the event that an outstanding Option, Restricted Stock Unit or other right for any reason expires or is canceled under the Plan, the Shares allocable to the expired or cancelled and, if applicable, unexercised portion of such Option, Restricted Stock Unit or other right shall be added to the number of Shares then available for issuance under this Plan.

SECTION 5.  TERMS AND CONDITIONS OF AWARDS OR SALES.

(a)                                 Stock Purchase Agreement.  Each award or sale of Shares under the Plan (other than upon exercise of an Option or pursuant to the settlement of a Restricted Stock Unit) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company.  Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Purchase Agreement.  The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

(b)                                 Duration of Offers and Nontransferability of Rights.  Any right to acquire Shares under the Plan (other than an Option or Restricted Stock Unit) shall automatically expire if not exercised by the Purchaser within 30 days after the grant of such right was communicated to the Purchaser by the Company.  Such right shall not be transferable and shall be exercisable only by the Purchaser to whom such right was granted.

(c)                                  Purchase Price.  The Board of Directors shall determine the Purchase Price at its sole discretion.  The Purchase Price shall be payable in a form described in Section 8.

(d)                                 Withholding Taxes.  As a condition to the purchase of Shares, the Purchaser shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

(e)                                  Restrictions on Transfer of Shares and Minimum Vesting.  Any Shares awarded or sold under the Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine.  Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

SECTION 6.  TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS.

(a)                                 RSU Agreement.  Each award of Restricted Stock Units under the Plan shall be evidenced by an RSU Agreement between the Grantee and the Company.  Restricted Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in an RSU Agreement.  The provisions of the various RSU Agreements entered into under the Plan need not be identical.

(b)                                 Basic Term.  The RSU Agreement shall specify the term of the Restricted Stock Units.  The term shall not exceed 10 years from the date of grant.  Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an award of Restricted Stock Units is to expire.

(c)                                  Settlement.  Upon the vesting of a Restricted Stock Unit, the Grantee shall be entitled to receive from the Company one Share or an amount of cash or other property equal to the Fair Market Value of one Share on the settlement date, as provided in the applicable RSU Agreement.  The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Grantee, in a manner that complies with Section 409A of the Code.

(d)                                 Termination of Service.  Except to the extent otherwise provided by the Committee in an RSU Agreement, if a Grantee’s Service terminates for any reason (including due to an Involuntary Termination), then the Grantee’s Restricted Stock Units (to the extent then-unvested) shall be forfeited and cancelled without consideration therefor.

(e)                                  Transferability of Restricted Stock Units.  Restricted Stock Units shall be transferable by the Grantee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence.  If the applicable RSU Agreement so provides, Restricted Stock Units shall also be transferable by gift or domestic relations order to a Family Member of the Grantee.

(f)                                   Withholding Taxes.  As a condition to the grant of an award of Restricted Stock Units and/or the issuance of Shares upon settlement of Restricted Stock Units, the Grantee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such grant and/or issuance, as applicable.

(g)                                  No Rights as a Shareholder.  A Grantee, or a transferee of a Grantee, shall have no rights as a shareholder with respect to any Shares covered by the Grantee’s Restricted Stock Units until the Shares underlying such Restricted Stock Units are issued to such person upon the settlement of such Restricted Stock Units.

SECTION 7.  TERMS AND CONDITIONS OF OPTIONS.

(a)                                 Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  The

Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Option Agreement.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)                                 Number of Shares.  Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9.  The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c)                                  Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b).  Subject to the preceding sentence, the Exercise Price under any Option shall be determined by the Board of Directors at its sole discretion.  The Exercise Price shall be payable in a form described in Section 8.

(d)                                 Exercisability.  Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable.  No Option shall be exercisable unless the Optionee has delivered an executed copy of the Stock Option Agreement to the Company.  The Board of Directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion.  All of an Optionee’s Options shall become exercisable in full if Section 9(b)(iv) applies.

(e)                                  Basic Term.  The Stock Option Agreement shall specify the term of the Option.  The term shall not exceed 10 years from the date of grant, and a shorter term may be required by Section 3(b).  Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

(f)                                   Termination of Service (Except by Death).  If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following occasions:

(i)                                     The expiration date determined pursuant to Subsection (e) above;

(ii)                                  The date twelve months following the date of an Involuntary Termination occurring within eighteen months following a Change in Control;

(iii)                               The date 30 days after the termination of the Optionee’s Service for any reason other than Disability or as set forth under Subsection (f)(ii) above, or such later date as the Board of Directors may determine; or

(iv)                              The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).  The balance of such Options shall lapse when the Optionee’s Service terminates.  In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).

(g)                                  Leaves of Absence.  For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(h)                                 Death of Optionee.  If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i)                                     The expiration date determined pursuant to Subsection (e) above; or

(ii)                                  The date six months after the Optionee’s death, or such later date as the Board of Directors may determine.

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

(i)                                     Restrictions on Transfer of Shares and Minimum Vesting.  Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine.  Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

(j)                                    Transferability of Options.  An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence.  If the applicable Stock Option Agreement so provides, a Nonstatutory Option shall also be transferable by gift or domestic relations order to a Family Member of the Optionee.  An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

(k)                                 Withholding Taxes.  As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.  The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(l)                                     No Rights as a Shareholder.  An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

(m)                             Modification, Extension and Assumption of Options.  Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price.  The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

SECTION 8.  PAYMENT FOR SHARES.

(a)                                 General Rule.  The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 8.

(b)                                 Surrender of Stock.  At the discretion of the Board of Directors, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee.  Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Option is exercised.  The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c)                                  Services Rendered.  At the discretion of the Board of Directors, Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.

(d)                                 Promissory Note.  At the discretion of the Board of Directors, all or a portion of the Exercise Price or Purchase Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note; provided, however, that payment of any portion of the Exercise Price or Purchase Price by promissory note shall not be permitted where such loan would be prohibited by applicable laws, regulations and rules of the Securities and Exchange Commission and any other governmental agency having jurisdiction. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents.  The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon.  The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code.

Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note; provided, however, that each such note shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

(e)                                  Exercise/Sale.  To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

(f)                                   Exercise/Pledge.  To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

SECTION 9.  ADJUSTMENT OF SHARES.

(a)                                 General.  In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Stock into a lesser number of Shares, corresponding adjustments shall automatically be made in each of (i) the number of Shares available for future grants under Section 4, (ii) the number of Shares covered by each outstanding Option and each outstanding Restricted Stock Unit and (iii) the Exercise Price under each outstanding Option.  In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section 4, (ii) the number of Shares covered by each outstanding Option and/or each outstanding Restricted Stock Unit and/or (iii) the Exercise Price under each outstanding Option.

(b)                                 Mergers and Consolidations.  In the event that the Company is a party to a merger or consolidation, all outstanding Options and Restricted Stock Units shall be subject to the agreement of merger or consolidation.  Such agreement shall provide for one or more of the following:

(i)                                     The continuation of such outstanding Options and/or Restricted Stock Units by the Company (if the Company is the surviving corporation).

(ii)                                  The assumption of such outstanding Options and/or Restricted Stock Units by the surviving corporation or its parent, provided, that any such assumption of Options shall be conducted in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs).

(iii)                               The substitution by the surviving corporation or its parent of new options for such outstanding Options and/or Restricted Stock Units, provided, that any such substitution of Options shall be conducted in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs).

(iv)                              Full exercisability of such outstanding Options and full vesting of the Shares subject to such Options and/or Restricted Stock Units, followed by the cancellation of such Options and/or Restricted Stock Units.  The full exercisability of such Options and full vesting of the Shares subject to such Options and/or Restricted Stock Units may be contingent on the closing of such merger or consolidation.  The Optionees shall be able to exercise such Options during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (A) a shorter period is required to permit a timely closing of such merger or consolidation and (B) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options.  Any exercise of such Options during such period may be contingent on the closing of such merger or consolidation.

(v)                                 The cancellation of such outstanding Options and a payment to the Optionees equal to the excess of (A) the Fair Market Value of the Shares subject to such Options (whether or not such Options are then exercisable or such Shares are then vested) as of the closing date of such merger or consolidation over (B) their Exercise Price and/or the cancellation of such outstanding Restricted Stock Units and a payment to the Grantees equal to the Fair Market Value of the Shares subject to such Restricted Stock Units (whether or not such Shares are then vested).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount.  Such payment may be made in installments and may be deferred until the date or dates when such Options would have become exercisable or such Shares would have vested.  Such payment may be subject to vesting based on the Optionee’s or the Grantee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionees or Grantees than the schedule under which such Options would have become exercisable or such Shares would have vested.  If the Exercise Price of the Shares subject to such Options exceeds the Fair Market Value of such Shares, then such Options may be cancelled without making a payment to the Optionees.  For purposes of this Paragraph (v), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(c)                                  Reservation of Rights.  Except as provided in this Section 9, an Optionee, Grantee or Purchaser shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class.  Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price, as applicable, of Shares subject to an Option or Restricted Stock Unit.  The grant of an Option or Restricted Stock Unit pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10.  SECURITIES LAW REQUIREMENTS.

(a)                                 General.  Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

(b)                                 Financial Reports.  The Company each year shall furnish to Optionees, Grantees, Purchasers and shareholders who have received Stock under the Plan its balance sheet and income statement, unless such Optionees, Grantees, Purchasers or shareholders are key Employees whose duties with the Company assure them access to equivalent information.  Such balance sheet and income statement need not be audited.

SECTION 11.  NO RETENTION RIGHTS.

Nothing in the Plan or in any right, Restricted Stock Unit or Option granted under the Plan shall confer upon the Purchaser, Grantee or Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser, Grantee or Optionee) or of the Purchaser, Grantee or Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 12.  DURATION AND AMENDMENTS.

(a)                                 Term of the Plan.  The First Amended Plan became effective on October 7, 2009.  This Plan, as amended and restated, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company’s shareholders.  If the shareholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred under the Plan shall be rescinded and no additional grants, exercises or sales shall thereafter be made under the Plan.  The Plan shall terminate automatically 10 years after the later of (i) its adoption by the Board of Directors or (ii) the most recent increase in the number of Shares reserved under Section 4 that was approved by the Company’s shareholders.  The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b)                                 Right to Amend or Terminate the Plan.  The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 9) or (ii) materially changes the class of persons who are eligible for the grant of ISOs.  Shareholder approval shall not be required for any other amendment of the Plan.  If the shareholders fail to approve an increase in the number of Shares reserved under Section 4 within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred in reliance on such increase shall be rescinded and no additional grants, exercises or sales shall thereafter be made in reliance on such increase.

(c)                                  Effect of Amendment or Termination.  No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination.  The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option or Restricted Stock Unit previously granted under the Plan.

SECTION 13.  SECTION 409A.

Options, Restricted Stock Units and sales or awards of Shares under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such awards shall be construed accordingly.  Granted rights may be modified at any time, in the Board of Director’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code.

SECTION 14.  DEFINITIONS.

(a)                                 “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(b)                                 “Cause” shall mean:

(i)                                     An unauthorized use or disclosure by the Optionee or Grantee of the Company’s confidential information or trade secrets;

(ii)                                  A material failure by the Optionee or Grantee to comply with the Company’s written policies or rules;

(iii)                               The Optionee’s or Grantee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

(iv)                              The Optionee’s or Grantee’s gross misconduct.

(c)                                  “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation. Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Option or a sale or award of Shares by reason of a Change of Control, it shall become payable only if the event or circumstances constituting the Change of Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Committee” shall mean a committee of the Board of Directors, as described in Section 2(a).

(f)                                   “Company” shall mean Kotura, Inc., a California corporation formerly known as Arroyo Optics, Inc.

(g)                                  “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(h)                                 “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(i)                                     “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(j)                                    “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

(k)                                 “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors in good faith; provided, however, that Fair Market Value shall be determined consistent with the requirements of Section 409A of the Code.  Such determination shall be conclusive and binding on all persons.

(l)                                     “Family Member” shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s or Grantee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee or Grantee control the management of assets and (v) any other entity in which persons described in Clause (i) or (ii) or the Optionee or Grantee own(s) more than 50% of the voting interests.

(m)                             “First Amended Plan” shall mean the Kotura, Inc. Amended and Restated 2003 Stock Plan.

(n)                                 “Grantee” shall mean a person who has been granted an award of Restricted Stock Units under the Plan.

(o)                                 “Involuntary Termination” shall mean the termination of the Optionee’s or Grantee’s Service by reason of:

(i)                                     The involuntary discharge of the Optionee or Grantee by the Company (or the Parent or Subsidiary employing him or her) for reasons other than Cause; or

(ii)                                  The voluntary resignation of the Optionee or Grantee following (A) a change in the Optionee’s position with the Company (or the Parent or Subsidiary employing him or her) that materially reduces his or her level of authority or responsibility, (B) a reduction in the Optionee’s or Grantee’s base salary by more than 15% or (C) receipt of notice that the Optionee’s or Grantee’s principal workplace will be relocated more than 50 miles.

(p)                                 “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(q)                                 “Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(r)                                    “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(s)                                   “Optionee” shall mean a person who holds an Option.

(t)                                    “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(u)                                 “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(v)                                 “Plan” shall mean this Kotura, Inc. Second Amended and Restated 2003 Stock Plan.

(w)                               “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or pursuant to the settlement of a Restricted Stock Unit), as specified by the Board of Directors.

(x)                                 “Purchaser” shall mean a person to whom the Board of Directors has offered the right to acquire Shares under the Plan (other than upon exercise of an Option or pursuant to the settlement of a Restricted Stock Unit).

(y)                                 “Restricted Stock Unit” shall mean an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

(z)                                  “RSU Agreement” shall mean the agreement between the Company and a Grantee that contains the terms, conditions and restrictions pertaining to the Grantee’s Restricted Stock Units.

(aa)                          “Service” shall mean service as an Employee, Outside Director or Consultant.

(bb)                          “Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

(cc)                            “Stock” shall mean the Common Stock of the Company.

(dd)                          “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(ee)                            “Stock Purchase Agreement” shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

(ff)                              “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.